Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3/A (Amendment No. 2) of Shineco, Inc. (“the Company”) of our report dated September 30, 2021 included in its Annual Report on Form 10-K and Form 10-K/A (No. 001-37776) dated September 30, 2021 and February 10, 2022 relating to the financial statements and financial statement schedules of the Company as of June 30, 2021 and 2020, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for the two-year period ended June 30, 2021 and 2020.

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co.
Hong Kong, China

June 2, 2022